Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402
CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	April 14, 2009

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces First Quarter Earnings

Charleston, SC – The Bank of South Carolina Corporation, announced that first quarter earnings increased 1% over first quarter earnings for the three months ended March 31, 2008.  The Company had earnings of $774,902 or $.19 per share for the three months ended March 31, 2009, compared to $771,040 or $.20 per share for the three months ended March 31, 2008. Returns on average assets and average equity were 1.29% and 11.50%, respectively, compared with 2008 returns on average assets and average equity of 1.40% and 11.74%, respectively.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, “Our focus for 2009 is loan and deposit growth, maintaining our net interest spread, and having minimal losses.  First quarter results met these objectives.  Our Mortgage Department closed $25,503,871 in loans compared to $10,944,952 in the first quarter of 2008, making a significant contribution to our first quarter earnings. Our business development efforts are more successful in this environment, and we have developed good lending opportunities, increasing outstanding loans 21% over the three months ended March 31, 2008.  One quarter does not make a year; but we are off to a good start in a challenging economic environment. ”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  It is also available on its website at www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP, USB Securities, LLC, Citadel Derivatives Group, LLC and Automated Trading Desk.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2009	2008
Shares Outstanding
BKSC Common Stock	3,976,699	3,953,984

Book Value Per Share	$6.75	$6.65

Total Assets	$246,964,048	$226,695,113

Quarter Ending

Net Income	$774,902	$771,040

Basic Earnings Per Share	$.19	$.20

Diluted Earnings Per Share	$.19	$.19

Weighted Average Shares
Outstanding Basic	3,976,623	3,953,984

Weighted Average Shares
Outstanding Diluted	3,975,931	3,967,001